As filed with the Securities and Exchange Commission on May 22, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
REDHOOK ALE BREWERY, INCORPORATED
(Exact name of registrant as specified in its charter)

Washington
(State or Other Jurisdiction of	91-1141254
Incorporation or Organization)	(I.R.S. Employer Identification No.)
14300 NE 145th Street
Suite 210
Woodinville, WA 98072
(425)483-3232
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Redhook Ale Brewery, Incorporated
2007 Stock Incentive Plan

David J. Mickelson
President
14300 NE 145th Street, Suite 210
Woodinville, WA 98072
(425)483-3232
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

			Proposed Maximum
Title of Securities	Amount to be	Proposed Maximum	Aggregate Offering	Amount of
to Be Registered	Registered (1)	Offering Price (2)	Price (2)	Registration Fee
Common Stock	100,000 shares	$6.90	$690,000	$21.18

(1)	Plus (i) an indeterminate number of shares of Common Stock that may become issuable under the 2007 Stock Incentive Plan (the “Plan”) as a result of the adjustment provisions therein, and (ii) if any interests in the Plan constitute separate securities required to be registered under the Securities Act of 1933, then, pursuant to Rule 416(c), an indeterminate amount of such interests to be offered or sold pursuant to the Plan.

(2)	Estimated solely for purposes of determining the registration fee pursuant to Rules 457(c) and 457(h) based on an offering price of $6.90 per share (the average of the high and low sale prices reported by the Nasdaq Stock Market on May 18, 2007) for the shares issuable pursuant to the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information. *
Item 2. Registrant Information and Employee Plan Annual Information. *
*	As permitted by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as a prospectus or prospectus supplement pursuant to Rule 424(b) under the Securities Act.

1

PART II
INFORMATION NOT REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Certain Documents by Reference
     The following documents are incorporated in this Registration Statement by reference:
     1. The Registrant’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006 filed with the Securities and Exchange Commission (the “Commission”) on March 23, 2007, as amended by Amendment No. 1 to Form 10-K filed with the Commission on May 9, 2007, pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
     2. The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007 filed with the Commission on May 11, 2007;
     3. The Registrant’s Proxy Statement submitted to shareholders in connection with the Registrant’s 2007 Annual Meeting of Shareholders;
     4. The Registrant’s Current Reports on Form 8-K, filed with the Commission on March 8, 2007 and January 5, 2007; and
     5. The description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A under Section 12(g) of the Exchange Act, filed by the Registrant with the Commission on August 1, 1995 (File No. 000-26542), including any amendment or reports filed for the purpose of updating that description.
     All documents filed by the Registrant with the Commission after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, before the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.
     Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not required.
Item 5. Interests of Named Experts and Counsel
     Douglass A. Raff, principal of Riddell Williams P.S., legal counsel to the Registrant, serves as Secretary of the Registrant and beneficially owns a total of 81,200 shares of the Registrant’s Common Stock.
Item 6. Indemnification of Directors and Officers

     The Amended and Restated By-Laws (“By-Laws”) and Amended and Restated Articles of Incorporation (the “Articles”) of Redhook Ale Brewery, Incorporated (the “Company”) provide that the Company shall, to the full extent permitted by the Washington Business Corporation Act (the “WBCA”), as amended from time to time, indemnify all directors and officers of the Company. In addition, the Articles contain a provision eliminating the personal liability of directors to the Company or its shareholders for monetary damage arising out of a breach of fiduciary duty. Chapter 23B.08.510 and .570 of the WBCA authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for reasonable expenses incurred) arising under the Securities Act.
     Pursuant to Chapter 23B.08.580 of the WBCA, the Board of Directors (the “Board”) may authorize, by a vote of a majority of a quorum of the Board, the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under Chapter 23B.08.510 or 23B.08.520 of the WBCA. The Board has authorized the Company to purchase and maintain appropriate policies of insurance on behalf of the Company’s directors and officers against liabilities asserted against any such person arising out of his or her status as such. The Board may authorize the Company to enter into a contract with any person who is or was a director, officer, partner, trustee, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another partnership, joint venture, trust, employee benefit plan or other enterprise providing for indemnification rights equivalent to or, if the Board so determines, greater than those provided for in the By-Laws. The Board has authorized the Company to enter into contracts providing for indemnification with any person who is or was a director or officer of the Company.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits
     The following documents are filed as part of this registration statement or incorporated by reference herein:

Exhibit
Number	Description
5	Opinion of Riddell Williams P.S.

23.1	Consent of Riddell Williams P.S. (included in Exhibit 5)

23.2	Consent of Independent Registered Public Accounting Firm

24	Powers of Attorney (included on signature page)
Item 9. Undertakings
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in the post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Woodinville, State of Washington, on May 22, 2007.

REDHOOK ALE BREWERY, INCORPORATED

By:	/s/ David J. Mickelson David J. Mickelson
President
POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints David J. Mickelson and Paul S. Shipman, and each of them severally, such person’s true and lawful attorneys-in-fact and agents, with full power to act without the other and with full power of substitution and resubstitution, to execute in the name and on behalf of such person, individually and in each capacity stated below, any and all amendments and post-effective amendments to this Registration Statement, any and all supplements hereto, and any and all other instruments necessary or incidental in connection herewith, and to file the same with the Securities and Exchange Commission.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date
/s/ Paul S. Shipman Paul S. Shipman	Chief Executive Officer and Director (Principal Executive Officer)	May 22, 2007

/s/ David J. Mickelson David J. Mickelson	President and Chief Operating Officer	May 22, 2007

/s/ Jay Caldwell Jay Caldwell	Chief Financial Officer and Treasurer (Principal Financial Officer)	May 22, 2007

/s/ Frank H. Clement Frank H. Clement	Director	May 22, 2007

/s/ Michael Loughran Michael Loughran	Director	May 22, 2007

/s/ David R. Lord David R. Lord	Director	May 22, 2007

/s/ John D. Rogers, Jr. John D. Rogers, Jr.	Director	May 22, 2007

EXHIBIT INDEX

Exhibit
Number	Description
5	Opinion of Riddell Williams P.S.

23.2	Consent of Independent Registered Public Accounting Firm